EXHIBIT 7(S)

                                LETTER AGREEMENT

September 26, 2000

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

Please be advised that Janus Investment Fund (the "Trust") has established Janus Fund 2 as a new series of the Trust. For your reference, a copy of the post-effective amendment filed with the Securities and Exchange Commission on September 13,2000 is enclosed. Pursuant to Section 16 of the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records. A final prospectus and statement of additional information will be forwarded to you after December 1, 2000 effectiveness.

JANUS INVESTMENT FUND



BY:
      Kelley Abbott Howes
      Vice President

STATE STREET BANK AND TRUST COMPANY

BY:

Agreed to this 26th day of September, 2000

cc:      Glenn O'Flaherty
         Suzanne Olczak
         Christine A. Scheel